Exhibit 99.1

Verso Successfully Emerges from Bankruptcy

Highly De-levered Capital Structure Positions Verso to

Successfully Compete and Profitably Grow

Class A Common Stock Listed on NYSE; Trading to Begin on July 18, 2016

MEMPHIS, Tennessee – July 15, 2016 – Verso Corporation (NYSE:VRS) today announced that the company and its subsidiaries have emerged from bankruptcy following a successful financial restructuring and confirmation of its Chapter 11 plan of reorganization by the U.S. Bankruptcy Court for the District of Delaware on June 23, 2016.

“Our emergence from bankruptcy less than six months after our Chapter 11 filings would not have been possible without the support of our lenders, whose willingness to invest in Verso demonstrates their confidence in our prospects for long-term growth and value creation,” said Verso President and Chief Executive Officer David J. Paterson. “We also appreciate the hard work and dedication of our employees, who continued to serve our customers without interruption throughout the restructuring process. Lastly, we thank our customers, vendors and other stakeholders for their loyalty. We believe Verso is poised for sustainable profitability, and we are excited about the opportunities that lie ahead.”

Verso’s restructuring reduced the company’s debt by $2.4 billion and includes $595 million in exit financing to support ongoing operations and capital investment. The exit financing consists of an asset-based lending facility with borrowing capacity of up to $375 million led by Wells Fargo Bank, National Association, and a $220 million term loan facility with available loan proceeds of $198 million led by Barclays Bank PLC.

“Verso emerges from bankruptcy as a much stronger company with significantly reduced debt and a unified capital structure that position us to fully realize and leverage the benefits of our prior operational improvements, explore opportunities for strategic growth, successfully compete in the global marketplace, and deliver on our corporate mission to create value for all of our stakeholders,” Paterson said.

As provided in Verso’s plan of reorganization, all shares of Verso’s common stock issued prior to the commencement of Verso’s bankruptcy proceeding were cancelled upon emergence, and Verso has issued new shares of common stock to the holders of its previously outstanding funded debt in return for their allowed claims against the company. There is no majority stockholder, and no single entity owned more than 10 percent of Verso’s outstanding shares at the time of emergence.

In connection with its emergence, Verso also received approval from the New York Stock Exchange for Verso’s Class A common stock to be listed for trading on the NYSE. The Class A common stock will begin trading on the NYSE on July 18, 2016. The trading symbol for the Class A common stock is “VRS,” which is the same trading symbol used for Verso’s common stock when it previously was listed on the NYSE.

In accordance with Verso’s Chapter 11 plan of reorganization, the term of Verso’s previous board of directors expired upon emergence and a new board of directors provided for in the plan of reorganization is effective immediately. As previously announced, Paterson will serve as Chairman of the Board and will remain as President and Chief Executive Officer until his replacement is named. The other directors of Verso are Robert M. Amen, Alan J. Carr, Eugene I. Davis, Jerome L. Goldman and Jay Shuster. Verso’s senior management team is unchanged and continues to lead the company.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” “potential” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including (a) the ability of Verso to perform well and compete effectively upon its emergence from bankruptcy, (b) the impact of restrictions in Verso’s exit financing on its ability to make capital investments and pursue strategic growth opportunities, (c) the ability of Verso to continue to attract and retain qualified employees following emergence, and (d) other risks and uncertainties listed from time to time in Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Media Contact:

Kathi Rowzie

Vice President, Communications and Public Affairs

(901) 369-5800

kathi.rowzie@versoco.com

Investor Contact:

901-369-4128

investor.relations@versoco.com